Exhibit 99.2

FOR IMMEDIATE RELEASE

WESTLAND ANNOUNCES APPROVAL OF MERGER AT SPECIAL MEETING

ALBUQUERQUE, NEW MEXICO - (November 21, 2006) - Westland Development Co., Inc. announced that its shareholders have voted to approve a merger agreement with an affiliate of SunCal Companies at the special shareholders meeting that was held on November 6, 2006. Approval of the merger required the affirmative vote of the holders of at least 66.67% of each class of Westland common stock. An independent accounting firm and special master who were engaged by Westland to tally the vote today reported the following results to Westland:

	Shares Voted in Favor/ Percentage	Shares Voted Against/ Percentage	Shares Abstained or Did Not Vote/ Percentage
No par value common stock	513,946 (or 72.40%)	76,486 (or 10.78%)	119,395 (or 16.82%)
Class B common stock	83,187 (or 97.75%)	295 (or 0.35%)	1,618 (or 1.90%)

Sosimo Padilla, Chairman of Westland's Board of Directors, stated, "This has been a long process for the Board, management and our shareholders and we look forward to concluding our transaction with SunCal. We are pleased that Westland’s shareholders have ratified the Board’s recommendation to approve the SunCal transaction."

The closing of the merger is expected to occur prior to the end of 2006. Westland shareholders will receive $315 per share in cash shortly following completion of the merger. Prior to the merger’s completion, Westland will distribute to its shareholders as a dividend one Class A unit in Atrisco Oil & Gas LLC for each Westland share owned. Atrisco LLC will hold certain oil, gas and other mineral rights on the Westland property. In connection with the merger, Westland will also fund $100 million to the Atrisco Heritage Foundation, a charitable trust to promote and preserve the ancestral and cultural heritage of Westland's shareholders and the history of the Atrisco Land Grant. The contributions will be made in annual installments of $1.0 million, with the first two $1.0 million installments made upon the completion of the merger.

About Westland

Westland is a land holding and real estate development company that owns undeveloped land on Albuquerque's west side and other retail business properties in Albuquerque, New Mexico and El Paso, Texas. Westland was formerly called the Town of Atrisco, a community land grant corporation which was the successor to the Spanish land grant called the Atrisco Grant.

About SunCal Companies

SunCal Companies has more than 70 years of experience acquiring, entitling and developing property for sale to leading residential and commercial builders. SunCal specializes in creating distinctive mixed-use and master-planned communities that emphasize quality of life, environmental and cultural sensitivity and recreational opportunities, and currently has more than 70 master-planned communities in various stages of development throughout California, Arizona and Nevada, including Ritter Ranch in Palmdale, California and Copper Canyon in Sparks, Nevada. For more information, please visit www.SunCal.com.

Forward Looking Statements

Statements about the expected timing, completion and effects of the merger and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Westland may not be able to complete the merger due to the failure to satisfy the conditions specified in the merger agreement.